Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

W I T N E S S E T H:

WHEREAS, Prosperity Bank (the “Employer”) and Peter E. Fisher (the “Employee”) entered into an Employment and Non-Competition Agreement dated September 1, 2002 (the “Agreement”); and

WHEREAS, the Employer and the Employee desire to amend the Agreement in certain respects;

NOW, THEREFORE, the Agreement is hereby amended in the following manner:

1. Effective as of the date hereof, Section 6.3 of the Agreement is hereby amended in its entirety to read as follows:

6.3 Consideration. In consideration for the above obligations of the Employee, Employer agrees to provide Employee with immediate access to Confidential Information relating to Employer’s business and to highly specialized training regarding Employer’s methodologies and business strategies, which will enable Employee to perform his or her job for Employer. Employee also will have immediate access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of Employer. In addition, in exchange for Employee’s promises under this Article VI and in accordance with the terms hereof, Employer will pay Employee a non-competition payment (“Non-Competition Payment”) of $100,000.

The Non-Competition Payment shall be paid to Employee on the earlier of (i) January 2, 2007, or (ii) the date of termination of Employee’s employment with Employer. If Employee’s employment with Employer terminates prior to January 2, 2007 by reason of Employee’s death, the Non-Competition Payment shall not be paid. Notwithstanding any provision of this Agreement to the contrary, if at the time of Employee’s termination of employment, Employee is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Non-Competition Payment will not be paid until the earliest of (A) the date which is 6 months after the date of Employee’s termination of employment, or (B) the date of Employee’s death. The immediately preceding sentence shall apply only to the extent required to avoid Employee’s incurrence of any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.

Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Section 409A of the Code.

If any provision of this Agreement (or of any award of compensation) would cause Employee to incur any additional tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Employer may reform such provision; provided that Employer shall (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

[Signature Page Follows]

IN WITNESS WHEREOF, the Employer and the Employee have executed this Amendment to the Agreement on this 19th day of September, 2006.

EMPLOYEE		EMPLOYER

By:	/s/ Peter E. Fisher	By:	/s/ H. E. Timanus
	Peter E. Fisher		H. E. Timanus
Chairman and Chief Operating Officer